SCHEDULE 14A INFORMATION
                                Proxy Statement Pursuant to Section 14(a) of the
                                          Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [   ]

Check the Appropriate box:
[ ] Preliminary Proxy Statement [ ] Confidential, for Use of the Commission Only
                                    (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                             EFTC CORPORATION
                                (Name of Registrant as Specified in Its Charter)

        (Name of Person(s) Filing Proxy Statement. if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
         1)      Title of each class of securities to which transaction applies:
         2)      Aggregate number of securities to which transaction applies:
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         4)      Proposed maximum aggregate value of transaction:
         5)      Total fee paid:
[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as  provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.
         1)  Amount Previously Paid:
         2)  Form Schedule or Registration Statement No.:
         3)  Filing Party:
         4)  Date Filed:

                                                 EFTC CORPORATION
                                          9351 GRANT STREET, SIXTH FLOOR
                                              DENVER, COLORADO 80229



                                     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                            TO BE HELD ON JUNE 4, 1998



         You are cordially invited to attend the annual meeting of shareholders (the "Meeting") of EFTC Corporation (the "Company"), which will be held at the Company's headquarters, 9351 Grant Street, Sixth Floor, Denver, Colorado 80229 on June 4,1998 at 9:00 a.m., local time, for the following purposes:

1. To elect three Class I directors to serve until the 2001 annual meeting of shareholders, to elect two Class II directors to serve until the 1999 annual meeting of shareholders and to elect one Class III director to serve until the 2000 annual meeting of shareholders;

2. To ratify the appointment of KPMG Peat Marwick LLP as independent auditors for the Company for the fiscal year ending December 31, 1998; and

3.      To transact such other business as may properly come before the Meeting.

         Shareholders of record at the close of business on April 13,1998 are entitled to vote at the meeting or any postponements or adjournments thereof. A list of such shareholders will be available for examination by any shareholder for any purposes germane to the meeting, during normal business hours, at the principal office of the Company, 9351 Grant Street, Sixth Floor, Denver, Colorado 80229, for a period of ten days prior to the meeting.

         Whether or not you intend to be present at the meeting in person, we urge you to please mark, date and sign the enclosed proxy and return it in the envelope provided for that purpose, which does not require postage if mailed in the United States.





                                    August P. Bruehlman
                                    Secretary
Denver, Colorado
April 21, 1998


                               YOU ARE URGED TO MARK, DATE AND SIGN THE ENCLOSED
                                    PROXY AND RETURN IT PROMPTLY. THE PROXY IS
                                      REVOCABLE AT ANY TIME PRIOR TO ITS USE.

                                                 EFTC CORPORATION
                                                  PROXY STATEMENT


                                          ANNUAL MEETING OF SHAREHOLDERS
                                                   June 4, 1998


         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of EFTC Corporation, a Colorado corporation (the "Company" or "EFTC"), of proxies for use at the annual meeting of shareholders of the Company (the "Meeting") to be held at the EFTC Corporate Headquarters, 9351 Grant Street, Sixth Floor, Denver, Colorado 80229 at 9:00 a.m., local time, on June 4, 1998, and at any postponement or adjournment thereof.

         The Company's executive offices are located at 9351 Grant Street, Sixth Floor, Denver, Colorado 80229 (telephone (303) 451-8200). This Proxy Statement and the accompanying form of proxy are being first mailed to shareholders on or about April 21, 1998.


Shares Outstanding and Voting Rights

         The Company's Board of Directors has fixed the close of business on April 13, 1998 as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Meeting. The only outstanding voting stock of the Company is its Common Stock, $.01 par value per share (the "Common Stock"), of which 13,649,676 shares were outstanding as of the close of business on the Record Date. Each share of outstanding Common Stock is entitled to one vote.

         The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to constitute a quorum. With respect to election of directors, shareholders of the Company may vote in favor of the nominees, may withhold their vote for the nominees, or may withhold their vote as to specific nominees. Directors will be elected by a plurality of the votes of the holders of shares present in person or by proxy at the Meeting. A vote withheld for a nominee in the election of directors will be excluded entirely from the vote and will have no effect.

         Shareholders of the Company may vote in favor of or against the proposal to ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors. The affirmative vote of the majority of the shares of Common Stock represented at the Meeting will be required to ratify or approve a proposal. A proxy submitted by a shareholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such shareholder with respect to a particular matter. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain matters in the absence of instructions from the beneficial owner of the shares. The shares subject to any such proxy that are not being voted with respect to a particular proposal may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum. (Shares not being voted as to a particular matter, and directions to "withhold authority" to vote for directors, will be considered as abstentions.) As a result, an abstention or broker non-vote will have no effect with respect to the election of directors, but will have the same effect as a vote against any other proposal.

         Votes cast in person or by proxy at the Meeting will be tabulated by the election inspectors appointed for the Meeting. The Company's transfer agent, American Securities Transfer & Trust, Inc., will act as inspector of election for the Meeting.

         Proxies properly executed and returned in a timely manner will be voted at the Meeting in accordance with the directions noted thereon. Any shareholder giving a proxy has the power to revoke it any time before it is voted, either by delivering to the Secretary of the Company a signed notice of revocation or a later dated signed proxy or by attending the Meeting and voting in person. Attendance at the Meeting will not in itself constitute the revocation of a proxy. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to the Company, Attention: Secretary, or hand delivered to the Secretary of the Company at the address of the Company's executive offices, at or before the vote to be taken at the Meeting.

         If no specific instructions are given with respect to the matters to be acted upon at the Meeting, shares of Common Stock represented by a properly executed proxy will be voted FOR (1) the election of all six nominees listed under the caption "Election of Directors," and (2) the ratification of the appointment of KPMG Peat Marwick LLP to serve as independent auditors for the Company for the year ending December 31, 1998.

         The cost of solicitation of proxies will be paid by the Company. In addition to solicitation by mail, officers and regular employees of the Company may solicit proxies by telephone, telegram or by personal interviews. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares held of record by them and will be reimbursed for their reasonable expenses.

Annual Report

         A copy of the Company's Annual Report, which includes the consolidated financial statements of the Company for the year ended December 31, 1997, is being mailed with this Proxy Statement to all shareholders entitled to vote at the Meeting. The Annual Report to shareholders does not form any part of the materials for the solicitation of proxies.

                          SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
                                           AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information as of April 13, 1998, as to the beneficial ownership of Common Stock by certain beneficial owners of more than five percent of the Company's Common Stock, each director, certain executive officers and by all directors and executive officers as group:

                                 Amount and Nature of              Percent of
Name of Beneficial Owner         Beneficial Ownership           Common Stock(1)
------------------------        ----------------------          ---------------
Gerald J. Reid                         489,426 (2)                3.4%
L(2)lle A. Reid                        541,426 (2)                3.7%
Jack Calderon                          300,441 (3)                2.1%
Lloyd A. McConnell                     583,291 (4)                4.0%
Stuart W. Fuhlendorf                   118,728 (5)                 *
James A. Doran                          11,554 (6)                 *
Richard L. Monfort                     659,354 (6)(7)             4.6%
David W. Van Wert                       58,574 (6)(8)              *
Darrayl E. Cannon                        7,000 (9)                 *
Robert K. McNamara                      17,000 (9)(10)             *
Masoud Shirazi                          34,154 (6)                 *
Charles Hewitson                       555,406 (2)                3.8%
Gregory Hewitson                       555,406 (2)                3.8%
Matthew Hewitson                       555,406 (2)                3.8%
August Bruehlman                        88,441 (11)                *
Allen S. Braswell, Sr.               1,385,939 (12)               9.6%
Allen S. Braswell, Jr.               1,759,381 (13)              12.1%
Raymond Marshall                       900,000 (14)               6.2%
Robert Monaco                          900,000 (14)               6.2%

All directors and executive           8,135,988 (15)              56.2%
officers as a group, including
persons named above
(19 persons)

---------------------

*      Less than one percent.

     (1) Based solely upon reports of beneficial ownership required filed with the Securities and Exchange Commission pursuant to Rule 13d-1 under the Securities and Exchange Act of 1934, the Company does not believe that any other person beneficially owned, as of April 13, 1998, greater than five percent of the outstanding Common Stock of the Company.

     (2) Includes 1,875 shares of Common Stock that are subject to currently exercisable options under the Company's Stock Option Plan for Non-Employee Directors. Options held by such director for an additional 125 shares vest each month until March 2001 under such plan.

     (3) Includes 197,941 shares of Common Stock subject to currently exercisable, non-qualified options granted in connection with the commencement of Mr. Calderon's employment and 100,000 shares of Common Stock subject to currently exercisable options granted pursuant to the Company's Equity Incentive Plan.

     (4) Includes 20,000 shares of Common Stock subject to currently exercisable options granted under the Company's Equity Incentive Plan, 70,000 shares of Common Stock that are beneficially owned by Mr. McConnell and are held in the August 1994 McConnell Charitable Remainder Trust and 250 shares of Common Stock owned by Mr. McConnell's wife.

     (5)  Includes   109,200   shares  of  Common  Stock  subject  to  currently
exercisable options granted under the Company's Equity Incentive Plan and 9,428 shares of Common Stock subject to options that are exercisable under the

Company's 1993 Stock Option Plan.

     (6) Includes 10,854 shares of Common Stock that are subject to currently exercisable options under the Company's Stock Option Plan for Non-Employee Directors. Options held by such director for an additional 229 shares vest each month until May 1999 under such plan. Thereafter options for an additional 125 shares vest until March 2001 under such plan.

     (7) Includes 100,000 shares of Common Stock owned by a partnership in which Mr. Monfort is the principal investor and 27,000 shares of Common Stock owned by two of Mr. Monfort's minor children.

     (8) Includes 15,720 shares of Common Stock owned jointly with Sally B. Van Wert, Mr. Van Wert's wife.

     (9) Includes 7,000 shares of Common Stock that are subject to currently exercisable options under the Company's Stock Option Plan for Non-Employee Directors. Options held by such director for an additional 333 shares vest each month until May 2000 under such plan. Thereafter options for an additional 125 shares vest until March 2001 under such plan.

     (10) Includes 10,000 shares of Common Stock owned jointly with Irene Z. McNamara, Mr. McNamara's wife.

     (11) Includes 75,000 shares subject to currently exercisable options granted under the Company's Equity Incentive Plan and 12,941 shares subject to currently exercisable options granted under the Company's 1993 Stock Option Plan.

     (12) Includes 1,374,939 shares held in the Allen S. Braswell, Sr. Grantor Retained Income Trust and 11,000 shares held in the Allen S. Braswell, Sr. Family Limited Partnership, of which Allen S. Braswell, Sr. is the general partner. Allen S. Braswell, Sr.'s address is 1 Willow Road, Unit B, Waynesville, NC 28786.

     (13) Includes 1,374,939 shares held in the Allen S. Braswell, Sr. Grantor Retained Income Trust, of which Allen S. Braswell, Jr. and his brother, Bruce Braswell, are co-trustees, 374,442 shares held by the Allen S. Braswell, Jr. EFTC Family Limited Partnership, of which Allen S. Braswell Jr and his spouse, Alma L. Braswell, are the general partners, and 10,000 shares subject to currently exercisable, non-qualified stock options granted in connection with the Company's acquisition of the CTI Companies. Allen S. Braswell, Jr.'s address is Circuit Test, Inc., 4601 Cromwell Avenue, Memphis, TN 38118.

     (14) Mr. Marshall's and Mr. Monaco's address is Personal Electronics, Inc., 1 Perimeter Road, Manchester, NH 03130.

     (15) Of such 8,135,988 shares, as of April 13, 1998, 591,301 represent shares of Common Stock subject to options that are currently exercisable or, within 60 days of April 13, 1998, will become exercisable. 1,374,939 shares specified as being beneficially owned by Allen S. Braswell, Sr. and Allen S. Braswell, Jr. are included only once in the aggregate number of shares held by all directors and officers as a group.


                                        PROPOSAL 1 - ELECTION OF DIRECTORS

       The number of members of the Company's Board of Directors is currently fixed at 16, but will be reduced to 10 following the Meeting. In connection with two acquisitions completed in 1997, the Company agreed to nominate five individuals to the Board of Directors. As a result, the number of directors of the Company had grown to 16 as of December 31, 1997. The directors became concerned that the size of the Board of Directors had grown larger than appropriate for the Company's operations. Accordingly, at its February 27, 1998 meeting, the Board of Directors approved a plan (the "Board Reduction Plan") to reduce the number of directors to a more appropriate size. Pursuant to the Board Reduction Plan, two Class I directors have not been nominated for reelection, four Class II directors will resign prior to the Meeting and two Class III directors will resign prior to the Meeting and will stand for election as Class II directors.

       The Company's Amended and Restated Articles of Incorporation provide for a classified Board of Directors. For purposes of determining the directors' terms of office, directors are divided into three classes. Each director serves until the end of the three-year term of the class to which he or she is elected, or until his or her earlier resignation or removal

     The Class I directors, whose terms expire at the Meeting, include Allen S. Braswell, Jr., James A. Doran, Gregory C. Hewitson, Richard L. Monfort and Lucille A. Reid. Pursuant to the Board Reduction Plan Lucille A. Reid and Gregory C. Hewitson have not been nominated for reelection.

     The Class II directors, whose terms expire at the 1999 annual meeting of shareholders, include Allen S. Braswell, Sr., Jack Calderon, Darrayl E. Cannon, Matthew J. Hewitson, Lloyd A. McConnell and David W. Van Wert,. Pursuant to the Board Reduction Plan, Allen S. Braswell, Sr., Darrayl E. Cannon, Lloyd A. McConnell, David W. Van Wert and Matthew J. Hewitson will resign from the Board of Directors effective prior to the Meeting.

     The Class III directors, whose terms expire at the 2000 annual meeting of shareholders, include Stuart W. Fuhlendorf, Charles E. Hewitson, Robert K. McNamara, Gerald J. Reid and Masoud S. Shirazi. Pursuant to the Board Reduction Plan, Charles E. Hewitson and Robert K. McNamara will resign from their positions as Class III directors effective prior to the meeting and have been nominated for election at the Meeting to serve as Class II directors with terms expiring at the 1999 annual meeting of shareholders.

     Acting pursuant to the Bylaws of the Company, the Board of Directors elected Allen S. Braswell, Jr. and Allen S. Braswell, Sr. as Class I and Class II directors, respectively, on September 30, 1997. In connection with the consummation of the Company's acquisition of Circuit Test, Inc. ("CTI") and certain of its affiliates (collectively, the "CTI Companies"), which were controlled by the family of Allen S. Braswell, Sr., the Company agreed to use its best efforts to cause Allen S. Braswell, Sr. and Allen S. Braswell, Jr. to be elected to serve as directors until the Meeting and to take the actions necessary to nominate them for election to the Company's Board of Directors at the Meeting. The Company's Bylaws provide that the initial terms of Allen S. Braswell, Jr. and Allen S. Braswell, Sr. expire at the Meeting.

     Gerald J. Reid and Lucille A. Reid are married. Charles, Gregory and Matthew Hewitson are brothers. Allen S. Braswell, Sr. and Allen S. Braswell, Jr. are father and son. Otherwise, there are no family relationships among any of the directors and executive officers of the Company.

       The Company is soliciting proxies in favor of the reelection of each of the Class I directors identified above, the election of Charles E. Hewitson and Robert K. McNamara to serve as Class II directors until the 1999 annual meeting of shareholders and the election of Robert Monaco to serve as a Class III director until the 2000 annual meeting of shareholders. The Company intends that al properly executed proxies will be voted for these six nominees unless otherwise specified. If any of them should be unable to serve as a director, an event that the Company does not presently anticipate, it is intended that the proxies will be voted for the election of such other person, if any, as shall be designated by the Board of Directors.


Information Concerning the Nominees

       Class I Directors

       James A. Doran, 43, has been a senior audit manager with Hein & Associates, LLP, a public accounting firm, since July 1994. From 1993 to 1994 Mr. Doran was Vice President and Chief Financial Officer of Gerrity Oil & Gas Corporation, an independent oil and gas operator in Denver, Colorado, whose stock is listed on the New York Stock Exchange. Prior to joining Gerrity, Mr. Doran was a shareholder of Williams, Richey & Co., P.C., an accounting and consulting firm in Denver, Colorado, and before that was a Senior Manager with Coopers & Lybrand. Mr. Doran has been a director of the Company since 1993.

     Richard L. Monfort, 44, served as President and Chief Operating Officer of ConAgra Red Meat Companies from July 1989 to June 1995. From June 1995 to March 1997, Mr. Monfort was engaged in private investing activities. From 1983 until 1989, he was President of Monfort, Inc., which was subsequently acquired by ConAgra, Inc. Mr. Monfort recently joined the board of the University of Colorado Hospital Authority. Mr. Monfort has been a director of Famous Dave's of America, Inc., an owner and operator of restaurants, since March 1997. Mr. Monfort has been a director of the Company since 1993.

       Allen S. Braswell, Jr., 39, is currently Sr. Vice President of EFTC Corporation and President of the Company's EFTC Services group. Mr. Braswell had been President of CTI since October 1993 and Chief Executive Officer of CTI since October 1996 until the acquisition by the Company of the CTI Companies in September 1997. Prior to that time, Mr. Braswell had been Executive Vice President of CTI from August 1985 until October 1993 focusing primarily on CTI's Sales and Marketing activities. Mr. Braswell served on CTI's Board of Directors since its founding in 1981. Mr.
Braswell has been director of the Company since September 1997.

       Class II Directors

       Robert K. McNamara, 44, has served since August 1995 as a Managing Director for Broadview Associates LLC, a merger and acquisition advisor serving the global information technology industry. Before joining Broadview, Mr. McNamara spent 10 years with Salomon Brothers Inc., an investment banking firm, most recently as vice president and head of its technology group. From September 1981 to June 1985 Mr. McNamara worked at Smith Barney, Harris Upham & Co., Inc., an investment banking firm, as vice president, focusing on the telecommunications equipment, computer peripherals and computer retailing market segments. Mr. McNamara has been a director of Nam Tai Electronics, Inc., a contract manufacturer that makes consumer electronics products with operations in Shenzhen, China since 1996. Mr. McNamara has been a director of the Company since February 1996.

       Charles E. Hewitson, 48, currently serves as President of OnCourse, Inc., a private consulting firm through which Mr. Hewitson provides certain consulting services to EFTC, and is a director of EFTC. From 1984 to February 1997, Mr. Hewitson served as Vice President and director, and was a principal shareholder, of Current Electronics, Inc. ("CEI"), with responsibility for human resources, finance, accounting and manufacturing. In addition, Mr. Hewitson served as Vice President of Current Electronics (Washington), Inc. ("CEWI"), from 1994 to February 1997. CEI and its affiliate CEWI were acquired by EFTC in February 1997, at which time Mr. Hewitson was appointed to the Board of Directors.

       Class III Director

       Robert Monaco, 36, currently serves as Vice President, General Manager and Assistant Secretary of RM Electronics, Inc., a New Hampshire corporation doing business as Personal Electronics, Inc. ("Personal Electronics") and a subsidiary of the Company. Mr. Monaco co-founded Personal Electronics in 1991 and served as its Vice President until the Company acquired Personal Electronics in March 1998. Prior to 1991, Mr. Monaco was employed by Cabletron Systems in various capacities, most recently as its Director of Operations. In connection with the consummation of the Company's acquisition of Personal Electronics, which was 50% owned by Mr. Monaco, the Company agreed to take the actions necessary to nominate Mr. Monaco for election to the Company's Board of Directors at the Meeting. The Company's Bylaws provide that, if the number of directors is not evenly divisible by three, the additional directors will be first assigned to Class III. Accordingly, Mr. Monaco has been nominated for election as a Class III director to serve until the 2000 annual meeting of shareholders.

       The Board of Directors recommends a vote FOR each Nominee


Information Concerning the Directors Continuing in Office

       Director Whose Term Expires in 1999 (Class II)

       Jack Calderon, 45, has been the Company's President and Chief Executive Officer since August 1996. From January 1996 to August 1996, Mr. Calderon was President of Sales Management International, a private consulting firm through which Mr. Calderon provided strategic consulting to executive officers of various high-technology companies. From 1992 to 1995, Mr. Calderon worked for Group Technologies, an electronic contract manufacturing company. Mr. Calderon held several management positions at Group Technologies, most recently as its Vice President and General Manager of International Operations, before leaving to form his own consulting firm. Mr. Calderon currently authors a column on electronic contract manufacturing for Circuitree Magazine and is on the Board of Directors of Interconnecting and Packaging Electronic Circuits, a trade association for electronic contract manufacturing companies.
Mr. Calderon has been a director of the Company since August 1996.


       Directors Whose Terms Expire in 2000 (Class III)

       Gerald J. Reid, 57, a founder of the Company, has been Chairman of the Board of Directors since October 1990. Mr. Reid also periodically served as the Company's Manufacturing Manager since that time and has served as President of the Company from August 1995 to August 1996. From August 1981 until October 1990, Mr. Reid was President and Chief Executive Officer of the Company. Before founding the Company in 1981, he held a number of manufacturing-related managerial positions over a 19-year career with Hewlett Packard Company ("HP"), including Future Information Systems Task Force Manager, Production Control Manager, Production Section Manager and Technical Supervisor. At the time Mr. Reid left HP to found EFTC, he held the position of Division Materials Manager. Mr. Reid has been a director of the Company since its inception.

       Masoud S. Shirazi, 47, has been the owner of Shirazi & Associates, P.C., an employee benefit and consulting firm in Greeley, Colorado that specializes in benefit and estate planning, since 1976. Mr. Shirazi has been a director of the Company since 1992.

       Stuart W. Fuhlendorf, 35, has been the Company's Chief Financial Officer since January 1993. Prior to joining the Company, Mr. Fuhlendorf held a number of financial management positions in the aerospace and gaming industries.
Mr. Fuhlendorf has been a director of the Company since October 1995.


Other Executive Officers and Key Employees

       August P. Bruehlman, 42, has been the Company's Chief Administrative Officer since August 1996 and Secretary of the Company since February 1998. Mr. Bruehlman joined the Company in 1988 and has held several management positions, most recently as Director of Human Resources. Mr. Bruehlman's current responsibilities at the Company include corporate facilities, human resources and information systems. Prior to 1988, subsequent to pursuing advanced degrees, he managed electronics and computer training in the private and public sectors.

     The Company's executive officers are Messrs. Calderon, Fuhlendorf and Bruehlman.

Committees and Meetings

     The Board of Directors has established three standing committees: an Audit Committee, a Compensation Committee and an Executive Committee.

     Audit Committee. The Audit Committee consists of five directors who are not employees of the Company. Darrayl F. Cannon, James A. Doran, Robert K. McNamara, Masoud S. Shirazi and David W. Van Wert currently serve as the members of the Audit Committee. The Audit Committee met once during 1997. The functions of the Audit Committee are to recommend to the Board of Directors the appointment of independent auditors, to review the plan and scope of any audit of the Company's financial statements and to review the Company's significant accounting policies and other related matters.

     Compensation Committee. The Compensation Committee consists of seven directors who are not employees of the Company. Darrayl F. Cannon, Charles E. Hewitson, Robert K. McNamara, Richard L. Monfort, Masoud S. Shirazi, Gerald J. Reid and David W. Van Wert currently serve as the members of the Compensation Committee. The Compensation Committee met twice during 1997. The functions of the Compensation Committee are to make recommendations to the Board of Directors regarding the compensation of executive officers and to administer the

Company's Equity Incentive Plan and Stock Option Plan for Non-Employee Directors. It also makes recommendations to the Board of Directors with respect to the compensation of the Chairman of the Board of Directors and the Chief Executive Officer and approves the compensation paid to other senior executives.

       During 1997, the Board of Directors met seven times and various committees of the Board of Directors met a total of six times. Each incumbent director attended more than 75% of the meetings of the Board of Directors and meetings of committees on which such director served.


Section 16(a) Beneficial Ownership Reporting Compliance

       Under Section 16 of the Securities Exchange Act of 1934, the Company's directors and certain of its officers, and persons holding more than ten percent of the Company's Common Stock are required to file forms reporting their beneficial ownership of the Company's Common Stock and subsequent changes in that ownership with the Securities and Exchange Commission. Such persons are also required to furnish the Company copies of forms so filed. Based upon a review of copies of such forms filed with the Company, the following directors and officers were late in filing reports on Forms 3, 4 or 5: August Bruehlman did not timely file one Form 4 relating to one transaction; Jack Calderon did not timely file one Form 4 relating to one transaction; Stuart Fuhlendorf did not timely file one Form 4 relating to one transaction; Brent Hofmeister did not timely file one Form 4 relating to one transaction; Richard Monfort did not timely file one Form 4 relating to two transactions; Gerald Reid did not timely file a Form 4 relating to one transaction; Lucille Reid did not timely file a Form 4 relating to one transaction; Gregory Hewitson did not timely file a Form 4 relating to one transaction; Matthew Hewitson did not timely file a Form 4 relating to one transaction; Charles Hewitson did not file a Form 4 relating to one transaction; Lloyd McConnell did not timely file a Form 4 relating to one transaction; Robert McNamara did not timely file a Form 4 relating to one transaction; Allen Braswell, Jr. did not timely file a Form 3 and one Form 4 relating to three transactions; and Allen Braswell, Sr. did not file a Form 3 and one Form 4 relating to five transactions. In each case, a Form 5 was filed on February 15,1998 with the Securities and Exchange Commission.


                                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation of Directors

       Directors who are not also employees of the Company receive $1,000 for each quarter in which the director attended a meeting in person and $250 per additional Board or committee meeting attended in person, unless such committee meeting is held in conjunction with a meeting of the full Board of Directors. The Chairman of the Board of Directors receives $50,000 for service to the Company in such capacity. Directors who are also employees of the Company receive no additional compensation for serving as directors. The Company reimburses all of its directors for reasonable travel and out-of-pocket expenses in connection with their attendance at meetings of the Board of Directors or committees of the Board of Directors. The Company has established a Stock Option Plan for Non-Employee Directors (the "Director Plan"). Under the Director Plan, the Company makes initial grants of stock options to purchase 10,000 shares of Common Stock to new directors. Options granted under the Director Plan have an exercise price equal to the fair market value of the Common Stock on the date of grant, are subject to certain vesting periods and expire 10 years following the date of grant.

Executive Compensation

         Summary Compensation Table

       The  following  table  sets  forth  certain  information   regarding  the
compensation paid in the last three fiscal years to each executive officer of the Company who received total cash compensation of more than $100,000 in 1997.

                                                                                Long-Term
                                                                                Compensation
Name and                                              Annual Compensation       Awards              All Other
Principal Position                  Year              Salary($)   Bonus($)      Options(#)         Compensation($)
------------------                  ----              ---------   --------      ----------         ---------------

Jack Calderon                       1997             $200,000     $40,000       200,000              $10,147(1)
   President and Chief              1996 (2)          $75,000     $  -0-        200,000(3)           $24,923(4)
   Executive Officer
Stuart W. Fuhlendorf                1997              $85,000     $33,500       110,000                   --
   Vice President and Chief         1996              $75,000      $5,600        39,200                   --
   Financial Officer                1995              $65,000      $4,800           --                    --
--------------------

     (1) Represents allocation of income associated with personal use of an automobile provided by the Company.

     (2) Mr. Calderon has served as President and Chief Executive Officer of the Company since August 1996.

     (3) Non-qualified options granted in connection with the commencement of Mr. Calderon's employment.

     (4) Represents a lump-sum payment of $20,000 to defray moving expenses related to Mr. Calderon's relocation to Greeley, Colorado in connection with the commencement of his employment with the Company and an allocation of $4,923 of income associated with personal use of an automobile provided by the Company.


Options Granted

       The following table sets forth information concerning options granted in 1997 to the Company's executive officers named in the Summary Compensation Table.

                                                                                          Potential realizable Value at
                                                                                           Assumed Annual Rate of Stock
                                  Percent of Total                                        Price Appreciation for Option
                                  Options Granted        Exercise
                   Options          to Employees           Price         Expiration
Name              Granted(#)        During 1997          per Share          Date            5%             10%
----              ----------       -------------        -----------        ------           ---            ----

Jack                   100,000          5.0%               $5.75             (1)            $362,000        $916,000
Calderon               100,000          5.0%              $16.25             (2)          $1,022,000      $2,590,000
Stuart W.               60,000          3.0%               $5.75             (1)            $217,200        $549,600
Fuhlendorf              50,000          2.5%              $16.25             (2)            $511,000      $1,295,000

---------------

(1)      Options expire on February 24, 2007, ten years from the date of grant.
(2)      Options expire on October 27, 2007, ten years from the date of grant.

Option Exercises and Year End Option Values

         The following table sets forth information concerning options exercised in 1997 and outstanding options held by the Company's executive officers named in the Summary Compensation Table as of December 31, 1997, the end of the Company's last fiscal year.

                                                                    Number of Unexercised                 Value of Unexercised
                              Shares                                      Options at                      In-the-Money Options
                            Acquired on         Value                December 31, 1997(#)                at December 31, 1997($)
Name                        Exercise(#)      Realized($)          Exercisable/Unexercisable             Exercisable/Unexercisable
----                        -----------      -----------          -------------------------             -------------------------

Jack Calderon                  2,059           $14,732                 277,941/120,000                     $3,240,035/$210,000
Stuart W. Fuhlendorf           1,372           $10,907                  104,128/64,500                     $1,176,235/$154,125


Compensation Committee Report

         The report of the Compensation Committee of the Board of Directors shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 by any general statement incorporating this proxy statement by reference, except to the extent that the Company specifically refers to this report as being incorporated therein by reference, and shall not otherwise be deemed filed under such Acts.

         Compensation Policies. The Company's executive compensation policies are implemented by the Compensation Committee of the Board of Directors (the "Committee"). The Company is committed to providing an executive compensation program that promotes and supports the Company's goals and its long-term business objectives. The Company's compensation programs are intended to provide executives with incentives to contribute to the Company's successful financial performance and to enable the Company to attract, retain and reward highly skilled executive officers who contribute to the long-term success of the Company. The Company has designed its executive compensation program to implement the above policies. The Company's executive compensation program is comprised of three elements, each of which is determined in part by corporate performance. These elements consist of base salary, annual bonus and equity incentive compensation.

         Base Salary Compensation. The Committee evaluates and establishes the base salary levels of the President, Chief Executive Officer, the Vice President, Chief Financial Officer, and the Vice President, Chief Administrative Officer of the Company. The Committee's determinations are based on certain factors, none of which are given more weight than any other factor, including, a survey of compensation levels for companies with market valuations, lines of business and/or revenues comparable to the Company, level of responsibility, performance of the Company, including its stock price performance, and individual performance of the executive officer.

         Annual Bonus Compensation. The Company has established a Management Bonus Plan. The following bonuses were paid in 1998 to executives from the Bonus Plan for 1997: Mr. Calderon was paid $82,500 Mr. Fuhlendorf was paid $28,050 and Mr. Bruehlman was paid $21,840. The Committee has determined that for 1998, in accordance with the Company's executive compensation policies, a bonus plan based on corporate earnings per share will provide an incentive to executives to enhance the financial performance of the Company. The 1998 Bonus Plan will provide the President, Chief Executive Officer, the Vice President, Chief Financial Officer and the Vice President, Chief Administrative Officer with the opportunity to receive cash bonuses for specified increases in corporate earnings per share as determined by the Committee.

     Equity Incentive Compensation. Long-term management incentives are provided by periodically granting stock options to executives and other directors and managers under the Company's Equity Incentive Plan. The Committee uses specific criteria to determine such stock option grants. In granting stock options, the Committee considers factors that are generally the same as those used in determining base salaries and annual bonuses. The Committee also considers the number of options previously awarded to and held by executive officers in determining current option grants.

         Compensation of Chief Executive Officer. In connection with his employment, the Company and Jack Calderon, the Company's President and Chief Executive Officer negotiated an employment agreement. Mr. Calderon's employment agreement provides for a base salary of $200,000 per year and annual bonuses each year, in amounts determined by the Board of Directors up to 50% of Mr. Calderon's base salary. Such compensation was determined in accordance with the criteria set forth above. The Committee believes that Mr. Calderon's 1997 compensation was appropriately based on the Company's financial performance. Based on the Company's financial performance, at the recommendation of the compensation Committee, the Company's Board of Directors voted to increase Mr. Calderon's base salary for 1998 to $250,000 and voted to permit Mr. Calderon to receive annual bonuses of up to 100% of his base salary.


                                   COMPENSATION COMMITTEE

                                   David W. Van Wert, Chair
                                   Darrayl Cannon
                                   Robert K. McNamara
                                   Richard L. Monfort
                                   Masoud S. Shirazi
                                   Gerald J. Reid
                                   Charles E. Hewitson



Certain Transactions Involving Compensation Committee Members

         Director Representation of the CTI Companies. Robert K. McNamara, a member of the Compensation Committee, is a Managing Director of Broadview Associates LP ("Broadview"), an investment banking firm, and in such capacity represented the CTI Companies in connection with their acquisition by the Company. Broadview is an investment bank that has represented numerous companies in connection with mergers and acquisitions in the technology sector. Broadview received a fee of $968,125 in connection with the consummation of the acquisition of the CTI Companies including a fee of approximately$60,000 paid upon receipt of the $6 million contingent payment referred to below under the caption "Certain Relationships and Related Transactions -- Other Transactions -- Acquisition of the CTI Companies."

         Issuance of Subordinated Notes. Mr. Richard L. Monfort, a member of the Company's Board of Directors, purchased $15 million in aggregate principal amount of Subordinated Notes issued by the Company on September 9, 1997. The Subordinated Notes have a five-year maturity and bear interest at a variable rate (adjusted monthly) equal to 2.00% over the applicable LIBOR rate. The principal amount of the Subordinated Notes mature in four annual installments of $50,000 (commencing on the first anniversary of their issuance) and a final payment for the balance at maturity. In connection with the issuance of the Subordinated Notes, the Company issued Warrants to purchase 500,000 shares of the Company's Common Stock at an exercise price of $8.00 per share to Mr. Monfort. The Warrants were exercised on October 9, 1997.

Stock Price Performance Graph

         The stock price performance graph shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 by any general statement incorporating this proxy statement by reference, except to the extent that the Company specifically refers to this information as being incorporated therein by reference, and shall not otherwise be deemed filed under such Acts.

         The graph below compares the cumulative return of the Company's Common Stock against the Nasdaq Composite Index, the Nasdaq Electronic Component Index, which is a published industry index, and an Electronic Manufacturing Service Index, which is an index of public electronic manufacturing service providers selected by the Company as representative of the industry in which the Company competes. The cumulative return depicted is based upon an initial investment of $100 over the period March 3, 1994 through December 31, 1997 and the last reported sale price of the Common Stock as reported on the Nasdaq National Market March 3, 1994 ($7.88), the first day on which the Common Stock was traded, and on the last trading day of each year ended thereafter, including December 30, 1994 ($7.63), December 29, 1995 ($4.00), December 30, 1996 ($4.63),
and December 31,1997 ($16.25).

         The Company is electing to change from using the Nasdaq Electronic Component Index to using the internally generated Electronic Manufacturing Service Index (the "EMS Index") for the purpose of presenting relative stock price performance information to the extent required in the Company's future proxy statements. The EMS Index represents a smaller group of companies than the Nasdaq Electronic Component Index and only includes electronic manufacturing service providers engaged in business similar to the Company's. In contrast, the Nasdaq Electronic Component Index includes companies engaged in all areas of manufacturing electronic components, including both parts and assemblies as well as circuit boards and finished products. Consequently, the Company believes that the electronic manufacturing service providers that are included within the EMS Index are more representative of the industry in which the Company competes. The Company also believes that industry analysts use groups of companies substantially similar to those included in the Company's EMS Index when analyzing the performance of the Company and its competitors. For comparison, both the EMS Index and the Nasdaq Electronic Component Index are presented in the following stock price performance graph. In addition to the Company, the EMS Index includes the following issuers, Altron Incorporated, Benchmark Electronics, Inc., DII Group, Inc., IEC Electronics Corp., Jabil Circuit, Inc., Plexus Corp., Sanmina Corporation, SCI Systems, Inc. and Solectron Corporation.






                                      March 3,      December 30,        December 29,         December 30,        December 30,
                                      1994                1994                1995                 1996                1997

Nasdaq Composite Index                100                95.84              134.10               164.55              200.15
Electronic Manufacturing
Service Index                         100                87.06              129.62               178.98              305.08
Nasdaq Electronic
Component Index                       100               100.43              166.36               287.48              301.68
EFTC Corporation                      100                96.83               50.79                58.73              206.35


                                  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment Agreements

         The Company has entered into employment agreements with certain of its employees, including Messrs. Calderon and Fuhlendorf. Mr. Calderon's agreement provides for him to be employed in his current position for a term of two years ending July 1998. Mr. Fuhlendorf's agreement provides for him to be employed in his current capacity, for an initial term of three years, which ended in March 1997, automatically extended for 90-day periods until terminated. The Company may terminate such employment agreements with or without cause. In case of a termination without cause, however, the Company must continue the terminated employee's salary and benefits for a "Severance Period." The Severance Period is the greater of one year (two years if a change in control of the Company has occurred) or the remaining term of the employment agreement immediately prior to such termination. The employment agreements also provide for the employee's salary and benefits to continue for six months after termination of employment if the employment agreement expires, the parties do not enter into a new employment agreement and the employee does not remain an employee of the Company for at least six months after such expiration. Mr. Calderon's Agreement also provided for the Company to grant to Mr. Calderon non-qualified stock options to purchase 200,000 shares of Common Stock at an exercise price of $4.125. Of such 200,000 options, 50,000 vested upon the commencement of Mr. Calderon's employment and the remaining options vested and became exercisable during 1997 in increments upon the Common Stock of the Company achieving certain trading levels from $6.00 per share to $12.00 per share.

Consulting Agreements

         On August 23, 1996, the Company, in connection with the cessation of Mr. Gerald J. Reid's services as an employee of the Company, entered into a consulting agreement with Mr. Reid for a term of one year, renewable for three additional one-year terms. The consulting agreement terminated in January 1998, in accordance with its terms providing for termination six months after such time as the closing sale price of the Company's Common Stock was $8.00 per share or higher for a specified period. Pursuant to this agreement, Mr. Reid received a payment of $100,000, an automobile previously owned by the Company and a retainer of $100,000 per year. The consulting agreement also provides that Mr. Reid will not compete with the Company, directly or indirectly, by participating in the business of electronic contract manufacturing during the term of the consulting agreement and for one year thereafter.

         On February 24, 1997, the Company entered into five-year consulting agreements with Messrs. Charles E. Hewitson, Matthew J. Hewitson and Gregory C. Hewitson. Each of these consultants will be paid approximately $160,000 per year and reimbursed his out-of-pocket expenses associated with the performance of his duties. Each has agreed to devote sufficient working time, attention and energies to the business of the Company, but not in excess of 80% of the equivalent of being engaged on a full-time basis. The Consulting Agreements prohibit the consultant from providing services to, or owning 5% or more of the outstanding stock of, a competitor of the Company during the term of his engagement and for two years after the termination of his engagement.

Other Transactions

         SMI. Sales Management International, Inc. ("SMI") was formed in 1987 by Jack Calderon, President, Chief Executive Officer and a director of the Company, Allen S. Braswell, Sr., a director of the Company and Allen S. Braswell, Jr., a director of the Company. The family of Allen S. Braswell, Sr. controlled the CTI Companies prior to their acquisition by the Company in September 1997. SMI, acting as sales agent for CTI, secured a large contract from IBM to repair computer monitors and received a commission of 2% of revenues derived from such contract. In November 1990, CTI's Board of Directors passed a resolution stating that in the event of a change of control of CTI, SMI would receive an amount equal to the lesser of 2% of the purchase price or $500,000 million. The total proceeds received by SMI as the result of the acquisition by the Company of the CTI Companies was $500,000, of which Mr. Calderon received $166,667 representing his 33.3% interest. Since his employment with the Company, Mr. Calderon has not received any other compensation from SMI.

     Leases. Until November 1997, CTI leased a portion of its repair facilities in Tampa, Florida from Allen S. Braswell, Sr. a director of the Company. In November 1997, Mr. Braswell sold this facility to an unrelated third party from whom the Company continues to lease this facility. The lease covers approximately 15,000 square feet and the monthly lease cost is $3.44 per square foot and $300 per month for taxes. The building is used for repair operations and storage.

         The Company currently leases a manufacturing facility in Newberg, Oregon from Charles Hewitson, Gregory Hewitson and Matthew Hewitson, each of whom is a director of the Company, and certain members of their family. The aggregate monthly rental payments under such lease is approximately $23,000. The Company expects, upon completion of its new facility, which is currently scheduled for May 1998, to relocate its Newberg operations from the leased facility to the new facility and to terminate such lease. Until December 1997, the Company also leased a manufacturing facility in Moses Lake, Washington from the Hewitsons for an aggregate monthly payment of approximately $8,000.

         Acquisition of the CTI Companies. On September 30, 1997, the Company completed the acquisition of the CTI companies. the consideration for the acquisition consisted of 1,858,975 shares of Common Stock and an aggregate of $19,500,000 in cash. Prior to their acquisition by the Company, the CTI Companies were owned and controlled by the family of Allen S. Braswell, Sr. and Allen S. Braswell, Jr., each of whom is a director of the Company. In connection with the acquisitions of the CTI Companies, the Company agreed to register the resale of the shares of Common Stock issued as consideration under the Securities Act of 1933 under certain circumstances and also agreed to make certain payments totaling $6 million to certain owners of the CTI Companies upon the first to occur of (i) the completion, prior to December 31, 1997, by the Company of a private placement of common stock, or securities convertible into or exchangeable for common stock, yielding net proceeds to the Company of $40 million, (ii) the registration and underwritten sale of shares of the Company's common stock or securities convertible into or exchangeable for the Company's common stock for the account of the Company or (iii) the achievement by the CTI Companies of certain earnings thresholds in 1997, 1998 and 1999. Accordingly such $6 million contingent payment was paid by the Company following the public offering of Common Stock completed by the Company in November 1997. In addition, the Company agreed for a term of three years to employ Allen S. Braswell, Jr.

         Acquisition of the CE Companies. On February 24, 1997, the Company completed its acquisition of CEI, and its affiliate, CEWI. The consideration for the acquisition consisted of a cash payment of $4,900,000 and the issuance of 1,980,000 shares of the Company's Common Stock. Gregory Hewitson, Matthew Hewitson and Charles Hewitson were the principal shareholders of CEI prior to its acquisition by the Company and were appointed to the Company's Board of Directors. In connection with the acquisitions of CEI and CEWI, the Company agreed to register the resale of such shares of Common Stock under the Securities Act of 1933 under certain circumstances.

         In addition, the information set forth above under the caption "Certain Transactions Involving Compensation Committee Members" is incorporated herein by reference.

                                PROPOSAL 2 - APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors has appointed the firm of KPMG Peat Marwick LLP as independent auditors to audit the financial statements of the Company for the year ending December 31, 1998.

         Representatives from KPMG Peat Marwick LLP are expected to be present at the Meeting and shall have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

         The Board of Directors recommends a vote FOR this proposal to ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors.



                                               SHAREHOLDER PROPOSALS

         Any proposal by a shareholder intended to be presented at the 1999 annual meeting of shareholders must be received by the Company on or before December 22, 1998 to be included in the proxy materials of the Company relating to such Meeting.



                                                  OTHER BUSINESS

         The Company does not anticipate that any other matters will be brought before the Meeting. However, if any additional matters shall properly come before the Meeting, it is intended that the persons authorized under proxies may, in the absence of instructions to the contrary, vote or act thereon in accordance with their best judgment.


                                                       BY THE BOARD OF DIRECTORS





                                                       August P. Bruehlman
                                                       Secretary
Denver, Colorado
April 21, 1998

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                                                 EFTC CORPORATION
                                           9351 Grant Street, Suite 600
                                                 Denver, CO  80229

             Proxy for Annual Meeting of Shareholders to be held on June 4, 1998

                     This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Jack Calderon and Stuart W. Fuhlendorf, or either of them, with full power of substitution, as a proxy or proxies to represent the undersigned at the Annual Meeting of Shareholders to be held on June 4, 1998 or any adjournment thereof (the "Annual Meeting") and to vote thereat, as designated below, all the shares of common stock of EFTC Corporation held of record by the undersigned at the close of business on April 13, 1998, with all the power that the undersigned would possess if personally present, in accordance with the instructions noted hereon, as follows:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL OF THE LISTED NOMINEES AND APPROVAL OF ITEM 2. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED PURSUANT TO THE BOARD OF DIRECTORS RECOMMENDATIONS.

1. PROPOSAL TO ELECT THREE CLASS I DIRECTORS to serve until the 2001 annual meeting of shareholders, TO ELECT TWO CLASS II DIRECTORS to serve until the 1999 annual meeting of shareholders and TO ELECT ONE CLASS III DIRECTOR to serve until the 2000 annual meeting of shareholders. To withhold authority for any individual, strike through his name below.


       o For all nominees listed (except as marked to the contrary)  o WITHHOLD AUTHORITY to vote for all nominees listed
     Nominees:    CLASS I DIRECTORS:        Allen S. Braswell, Jr., James A. Doran and Richard L. Monfort
                  CLASS II DIRECTORS:       Charles E. Hewitson and Robert K. McNamara
                  CLASS III DIRECTOR:       Robert Monaco

2. PROPOSAL TO RATIFY THE SELECTION OF KPMG Peat Marwick LLP as the independent auditors to audit the financial statements of the Company for the fiscal year ending December 31, 1998.
       o FOR                       o AGAINST                           o ABSTAIN

            PLEASE DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.

     The shares represented by this proxy will be voted as directed by the shareholder. In his discretion, either named proxy may vote on such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
     This proxy revokes all prior proxies with respect to the Annual Meeting and may be revoked prior to exercise. Receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement relating to the Annual Meeting is hereby acknowledged.

     TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS RECOMMENDATION, MERELY SIGN BELOW; NO BOXES NEED TO BE CHECKED

                                                     Please mark, sign, date and
                                                     return   the   proxy   card
                                                     promptly,     using     the
                                                     enclosed envelope.


                                                     Date


                                                     Signature


                                                     Signature if
                                                     held jointly

                                                     Please sign exactly as name
                                                     appears hereon. When shares
                                                     are held by joint  tenants,
                                                     both  should   sign.   When
                                                     signing  as  attorney,   as
                                                     executor,    administrator,
                                                     trustee or guardian, please
                                                     give full title as such. If
                                                     a corporation,  please sign
                                                     in full  corporate  name by
                                                     President      or     other
                                                     authorized  officer.  If  a
                                                     partnership, please sign in
                                                     partnership     name     by
                                                     authorized person.




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